UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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PHH Corporation

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PHH CORPORATION OPPOSES PENNANT’S PROXY SOLICITATION
FOR TWO NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
Mt. Laurel, NJ (Business Wire) — PHH Corporation (NYSE: PHH) (“PHH”, the “Company”, “we”, “our” or “us”) today announced that it had issued the following open letter to its stockholders:
Dear PHH Stockholder:
We are writing to advise you that your Board of Directors unanimously opposes the nomination of Gregory J. Parseghian and Allan Z. Loren for election to PHH’s Board of Directors at the Company’s 2009 Annual Meeting of Stockholders by hedge fund Pennant Capital Management, LLC (“Pennant Capital”), several related entities managed by Pennant Capital and Alan Fournier, the manager of Pennant Capital (collectively, “Pennant”). Pennant’s nominees were named in opposition to two of the three candidates nominated for election by PHH’s Board of Directors. With respect to Mr. Parseghian, in particular, WE URGE YOU TO READ THE FOLLOWING EXCERPT FROM PENNANT’S PRELIMINARY PROXY STATEMENT FILED WITH THE SEC LAST WEEK: “He (Mr. Parseghian) left Freddie Mac at the end of 2003 after Freddie Mac’s board of directors was directed to seek his resignation by that company’s federal regulator, the Office of Federal Housing Enterprise Oversight...”
PHH’S BOARD OF DIRECTORS STRONGLY OPPOSES PENNANT’S PROXY SOLICITATION AND
URGES YOU NOT TO SIGN OR RETURN ANY GOLD PROXY CARD SENT TO YOU BY PENNANT.
Within a few weeks, PHH will send you a detailed proxy statement and WHITE proxy card for the 2009 Annual Meeting of Stockholders to be held at the Company’s headquarters in Mt. Laurel, New Jersey, on Wednesday, June 10, 2009, at 10:00 a.m., Eastern time. PHH’s Board of Directors recommends that you carefully review PHH’s proxy statement when it becomes available and that you demonstrate your support for PHH’s nominees by signing, dating and mailing the Company’s WHITE proxy card that will be sent with our proxy statement.
DO NOT BE RUSHED INTO MAKING THIS VERY IMPORTANT VOTING DECISION UNTIL YOU
RECEIVE PHH’S PROXY STATEMENT AND WHITE PROXY CARD.
PHH’s Board of Directors is firmly committed to creating long-term stockholder value. Five of the seven members of PHH’s Board of Directors are independent directors and none of PHH’s directors is beholden to any individual stockholder. We believe that the Company’s track record clearly demonstrates the commitment of PHH’s Board of Directors and management team to maximize long-term stockholder value in the best interests of all stockholders.
By way of example, PHH’s Board of Directors, in March 2007, authorized the sale of PHH for $31.50 per share to affiliates of General Electric Capital Corporation and The Blackstone Group, Inc. As you may recall, Pennant strongly opposed the transaction. Although the transaction ultimately faltered due to acquisition financing difficulties that were symptomatic of the global credit crisis, Pennant’s vocal opposition to the transaction clearly demonstrates that its judgment about PHH and the best interests of PHH’s stockholders should be treated with skepticism.
Furthermore, while Pennant now alleges that PHH’s Board of Directors and management are not focused on developing long-term stockholder value, Pennant, in its filings with the Securities and Exchange Commission (the “SEC”) in November 2008, criticized the same Board of Directors and management team for “preferring instead to manage the Company for long-term growth and client relationships.” Commenting on this criticism, Ms. Jacqueline Doherty in her December 1, 2008 Barron’s Online article entitled, “Black Friday Was Probably a Red-Ink Day” asked, “What’s wrong with that?” We believe that Pennant’s criticisms raise questions as to whether Pennant’s agenda is aligned with the creation of long-term stockholder value.

Notwithstanding the current challenging economic environment, PHH’s Board of Directors and management team are keenly focused on positioning PHH to build long-term value for PHH’s stockholders through the effective use of PHH’s assets. We firmly believe that the key to PHH’s outperformance relative to many of the Company’s competitors throughout the global credit crisis has been the unwavering commitment of your Board of Directors and management team to maximizing long-term stockholder value. Since PHH was spun off from Cendant Corporation on February 1, 2005 and began operating as an independent publicly-traded company, your Board has exercised its oversight and stewardship role diligently and effectively, and has extensively interacted with management as the Company successfully navigated through the challenges of the spin-off, the termination of the GE/Blackstone transaction and the current capital markets crisis. Both your Board and your management team, faced with extraordinarily challenging circumstances resulting from outside factors, have been dedicated to PHH’s success. We believe the following demonstrate the results of this success and challenge Pennant’s criticisms:
➢	PHH has continued to operate as a top ten independent retail mortgage loan originator while many of our competitors, including companies like Countrywide, IndyMac and Washington Mutual who previously had greater market share and financial resources than PHH, were sold at “fire sale” prices, commenced bankruptcy proceedings or significantly curtailed their mortgage loan origination activities. Indeed, in its preliminary proxy statement filed with the SEC, even Pennant has acknowledged during a May 9, 2008 meeting with management that “despite the tumultuous economic environment, the Company had done relatively well compared to much of the mortgage industry.”

➢	PHH’s Mortgage Production segment increased its market share for residential mortgages to 4% as of December 31, 2008 compared to 2.9% as of December 31, 2007. Additionally, the segment, in part because of the Company’s focus on cost cutting initiatives, broke even on a pre-tax earnings basis during the fourth quarter of 2008, without any direct assistance from the federal government through the Troubled Asset Relief Program or other federal programs, unlike many of our competitors.

➢	PHH’s Fleet Management Services segment is the second largest vehicle management services provider in the U.S. and Canada and was profitable on a pre-tax earnings basis during the fourth quarter of 2008 notwithstanding its significant increased debt costs, which are reflective of the credit crisis and related economic turmoil.

➢	Since hitting a 52-week low on November 11, 2008, PHH’s common stock has increased in price by over 200% in less than six months.

➢	For the twelve month period ended March 31, 2009, PHH’s common stock (down 19.4% during such period) has significantly outperformed the Russell 2000 Index (down 38.6% during such period), the S&P 500 Index (down 39.7% during such period) and the Russell 2000 Financial Services Index (down 44.5% during such period).
The Corporate Governance Committee of the Board of Directors has concluded, and the entire Board of Directors agreed, that the slate of nominees for Class I Directors at the 2009 Annual Meeting of Stockholders should comprise Mr. A.B. Krongard, PHH’s non-executive Chairman of the Board, Mr. Terence W. Edwards, PHH’s President and Chief Executive Officer, and Mr. James O. Egan, who was recently appointed as a Class I member of the Board of Directors, as a member and Chair of the Audit Committee of the Board of Directors and as a member of the Finance and Risk Management Committee of the Board of Directors to succeed Mr. Francis J. Van Kirk following his resignation on March 30, 2009. We believe that PHH’s slate of directors is very well qualified to perform the essential role of providing stewardship and guidance as PHH continues to execute its strategies for building long-term stockholder value.
We again urge you not to take any action in connection with the very important decision to elect directors of PHH until you have had the opportunity to review and consider our proxy statement when it becomes available. Until then, PHH is not asking its stockholders to grant any proxies or take any action with respect to the election of directors or any other matter that may be submitted for a stockholder vote at the meeting.

The Board of Directors of PHH appreciates your time and attention in this very important matter.
Sincerely,

/s/ A.B. Krongard
A.B. Krongard Non-Executive Chairman of the Board

/s/ Terence W. Edwards
Terence W. Edwards Director, President and Chief Executive Officer

/s/ James W. Brinkley
James W. Brinkley Director

/s/ James O. Egan
James O. Egan Director

/s/ George J. Kilroy
George J. Kilroy Director and Executive Vice President

/s/ Ann D. Logan
Ann D. Logan Director

/s/ Jonathan D. Mariner
Jonathan D. Mariner Director

About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top ten retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the company and its subsidiaries, please visit our website at www.phh.com.

[1]	Inside Mortgage Finance, Copyright 2009
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.
You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission under the Exchange Act in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
Important Information/Solicitation Participants Legend
PHH Corporation will file a proxy statement in connection with its 2009 Annual Meeting of Stockholders and advises its stockholders to read that proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of that proxy statement and other documents (when available) that PHH files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov . That proxy statement and these other documents will also be available free of charge by directing a request to PHH Corporation, Attn: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 or visiting PHH’s website at www.phh.com under the “Investor Relations” tab.
PHH, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from PHH stockholders in connection with the 2009 Annual Meeting of Stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in PHH’s proxy statement filed on April 29, 2008 for the 2008 Annual Meeting of Stockholders and, with respect to Mr. Egan, on his Initial Statement of Beneficial Ownership on Form 3 filed with the Securities and Exchange Commission. To the extent that holdings of PHH securities on the part of its directors and named executive officers have changed since the date of that proxy statement or, with respect to Mr. Egan, since the date of the filing of his Initial Statement of Beneficial Ownership on Form 3, those changes have been or will be reflected on Statements of Changes in Ownership on Form 4 filed with the Securities and Exchange Commission. More current information regarding the interests of the directors and named executive officers of PHH will be contained in the proxy statement referred to in the preceding paragraph.
Contacts
PHH Corporation
Investors:
Nancy R. Kyle, 856-917-4268

or
Georgeson:
199 Water Street, 26th Floor
New York, NY 10038
877-278-9668 (Toll Free)
Banks and Brokerage Firms please call:
212-440-9800